(Translation)

ARTICLES OF ASSOCIATION
JIANG MEN CITY HENG SHENG TAI AGRICULTURE DEVELOPMENT CO. LIMITED

September 22, 2007
INDEX
Chapter 1	General Provision	1
Chapter 2	The name, address and tenure of operation of the company	2
Chapter 3	The scope of business of the company	2
Chapter 4	The registered capital of the company	3
Chapter 5	Names of shareholders	3
Chapter 6	Method, amount and date of capital contributions made by shareholders	3
Chapter 7	The organization of the company and its formation, their functions and meetings’ procedures	3
Section 1	Shareholders' meeting	3
Section 2	The board of directors	5
Section 3	Chief Executive Officer	8
Section 4	Audit Committee	9
Chapter 8	The legal representative	10
Chapter 9	The rights and obligations of shareholders	10
Chapter 10	Investment	10
Chapter 11	Transfer of equity	11
Chapter 12	Accounting policies, profit distribution and audit;	11
Chapter 13	Merger, setting up branches and the increase or decrease of the its registered capital	11
Chapter 14	Labour and employment policy, the conference of the representatives of the staff and workers and the Labour Union	11
Chapter 15	The dissolution and liquidation of the company	12
Chapter 16	The amendment of the articles of association of the company	12
Chapter 17	Supplementary Articles	12

Chapter 1 General Provision

Article1	Definitions

The following expressions shall have the following meanings:

i. The Company Law and Law of Joint Ventures refer to the Company Law of the People's Republic of China as revised on October 27, 2005 at the Standing Committee of National People's Congress and the China’s Law of Sino-Foreign Joint Ventures as approved by the decree No 40 of the President of the People’s Republic of China and adopted by on October 31, 2000 by the eighteenth session of the Standing Committee of the tenth National People's Congress.

ii. The company or company refers to Jiang Men City Heng Sheng Tai Agriculture Development Co. Ltd.

iii. Operation guidelines refer to the overall strategic planning and vision of the company, including the general management direction and the management mode of the company with regard to the factors of the industry, region, market, duration, risk, profit, law and environment etc..

iv. Development plan refers to the operation method, steps and procedures for the company to make use the capital to carry out the operation guidelines.

v. Operation plan refers to the yearly detailed planning of the company in respect of the operation and management.

vi. Development solution refers to the procedure and measures regarding the use of capital, capital allocation, capital amount, risk prevention on yearly basis to carry out the operation plan.

vii. Senior managers generally refer to the senior management such as the CEO, departmental managers, secretary of the board of directors.

viii. The equity shareholder refers to a joint venture party, or a shareholder whose capital contribution either by cash or technology is less than 10% but who enjoys a voting right according to its capital contribution that is substantial enough to have an influence upon the resolution of the shareholders' meeting.

ix. The Controlling Party refers to anyone although is not a shareholder but is able to have effective control over the acts of the company by means of investment relations, agreements or any other arrangements.

x. The related connection refers to the relationship between the equity shareholder, the controlling party, director, supervisor, or senior manager of a company and the enterprise that may be directly or indirectly resulting in the transfer of any interests of the company.

xi. Shareholding refers to the rights and benefits enjoyed by the shareholders according to the mutually agreed ratio, including distribution of after- tax profits, the right to vote at the shareholders meeting, the sharing of risks and so on.

xii. The remuneration system refers to an employee-orientated rewards system adopted from the western developed countries. It means the company recognizes the contribution of the workforce (in particular the senior staffs), and is prepared to take out a certain portion of its net profit to be distributed to the staffs.  Besides the salary, the staffs share the profit according to their achievements.

Article2
The purpose of this article of association is to maintain the company's healthy, stable and sustainable development through regulating organization structure and activities of the company, and then further protect the lawful rights and interests of the company, the shareholders and the creditors, in order to realize the goal of gaining profit for the investors.

Article3
Should any term and condition of this article of association be in contradiction with the mandatory provisions of any existing law and regulations, the law or regulations shall prevail.  Should any term and condition of this article of association be in contradiction with the non mandatory provisions of the existing law and regulations, the term and condition of this article of association shall prevail.

Article4
Should any term and condition of this article of association be in contradiction with any agreement of the shareholders, the term and condition of this article of association shall prevail unless it is expressly provided otherwise in the shareholder agreement

Article5
The formulation and amendment of the article of association shall require the approval of 90% of the shareholders with voting right. The amendment of any term and condition shall be approved by 100% of the shareholders with voting right, and mark beside: amendment of the term shall be approved by 100% of the shareholders with voting right.

Chapter 2   The name and address of the company

Article6	The name and address of the company

Chinese name:
English name: Jiang Men City Heng Sheng Tai Agriculture Development Co. Limited

Business address: No. 1-3 First Floor, Jiang Zhou Shui Zha Office Building, No. 19 Jiang Zhou Yu Jiang Jun Road, Juntang Town, Enping City, Guangdong Province, China

The company is a limited liability company and it will not change during the duration of the company. (any amendment of this term shall be approved by 100% of the shareholders with voting right).

Article7	The tenure of operation of the company shall be in perpetuity. (amendment of this term shall be approved by 100% of the shareholders with voting right).

Chapter 3   The business scope of the company

Article8	The business scope of the company
The business of the company is primarily in agriculture, and investing in other enterprises. The company shall not be engaged in any business that is prohibited by law.  For any business that requires official approval by law, the company shall apply for such approval before commencement of such business. Tarry out businesses which are not restricted by law or do not require official approval. The company shall not be engaged in business of providing guarantee.

Chapter 4   The registered capital of the company

Article9	The registered capital of the company is USD$600,000.00. (amendment of this term shall require approval of 100% of the shareholders with voting right).

Chapter 5 Names and number of shareholders

Article10	Name and number of shareholders of the company:

Name and address		Identification No.
Party A :	EnPing City JunTang Town Hang Sing Tai Agriculture Co. Ltd.
No. 1-3 First Floor, Jiang Zhou Shui Zha Office Building,
No. 19 Jiang Zhou Yu Jiang Jun Road, Juntang Town, Enping City,
Guangdong Province, China

Party B :	Macau EIJI Company Limited	22347SO
Building A, First floor, No.51-53 B Pi La Street, Macau

The company operates in the form of shareholder system, that is the shareholders are maintained as agreed by the joint venture partners (Article 13, Chapter 6) unless the following circumstances arise:
i.	Withdrawal or dissolution of the shareholder. The share equity is then transferred to other person under in accordance with Chapter 11.
ii.	Death of shareholder. One or more successors inherit the share equity and become the shareholders instead. (Amendment of this term shall be approved by 100% of the shareholders with voting right).
iii.	The shareholder dies without a successor but has made a probate of a will and named a beneficiary, therefore the beneficiary becomes a shareholder.

Article11
The company shall prepare a list of the shareholders in accordance with article 33 of Company Law, and distribute one copy to each shareholder, and keep at least two copies at the premises of the company, in order for the shareholder to exercise the shareholder's right.

Chapter 6 Method, amount and date of capital contributions made by shareholders

Article 12	The method, amount and date of capital contributions made by shareholders are agreed by shareholders as follows:

Party A:
provides the existing asset and resources including factory, factory buildings, patent right, exclusive right and land use right (details enclosed), management right and interest. (all should be settled within 90 days from the effective date of the agreement).

Party B:
provides the registered capital of US$600,000.00 and imports from overseas advanced processing technology and premium quality livestock, seedlings and advanced production technology and A Power Agro Agriculture Development, Inc.(APWA"s) proprietary technology.

Reference: ( http://www.pinksheets.com/pink/index.jsp// ) OTCBPS: APWA.

Whereby Party A shall hold 25% and Party shall hold 75% of the share equity.

Article13	The shareholders shall distribute the net profit according to their respective shareholding.

Article14	Shareholders shall bear the risk of the company according to their respective shareholding, while the company shall bear full responsibility over its debts.

Article15	the company shall issue investment certificates to its shareholders in according with Article 32, Company Law.

Chapter 7 The organization of the company and its formation, their functions and meetings’ procedures

Section 1   Shareholders' meeting

Article16
The company shall establish the shareholders' meeting which shall comprise all the shareholders. The shareholders' meeting is the highest authority of the company, and shall exercise its authorities according to law and relevant terms in these articles of association.

Article17	The shareholders' meeting shall carry out the following functions:

i.	Determining the company's operation guidelines and investment plans;
ii.
Electing and changing the chairperson, the deputy chairperson and directors; determining the number of directors, and the percentage of shareholder directors and non-shareholder directors; determining the remuneration for the members of board of directors and the payment term.

iii.
Electing and changing the audit members appointed from non-employees (the number of audit members to be appointed from employees shall be determined according to law), and determining the number of audit members, and their remuneration and payment term.

iv.	Deliberating and approving the reports of the board of directors;
v.	Deliberating and approving the reports of the audit committee;
vi.	Deliberating and determining the project to be carried out in the People's Republic of China with an investment exceeding USD$6,000,000.00.
vii.	Deliberating and approving annual financial budget plans and final account plans of the company;
viii.	Deliberating and approving net profit distribution plans, and provident funds withdrawal plans, and loss and recovery plans of the company;
ix.	Deliberating and approving the important sales of assets;
x.	Deciding on the change of tenure of operation of the company, dissolution and liquidation of the company;
xi.	Deliberating and approving the matters concerning transfer of equity of the company;
xii.	Amending the articles of association of the company;
xiii.	Approving the establishment of the subsidiaries, branches (a branch is not a separate legal entity, therefore it has no right of independent operation);
xiv.	Adopting resolutions on employment and dismissal of the accounting firm;
xv.	Supervising and examining the works of the board of directors and its members, the audit committee and its members, all staffs and professionals employed by the company;
xvi.	Exercising other authorities outside the authorities of the board of directors.

Article18	The shareholders' meeting shall not interfere the authorities of the board of directors authorized by these articles of association.

Article19
The first shareholders' meeting shall be convened and presided over by the shareholder who has the largest shareholding and shall exercise it authorities according to Company Law and Law of Sino-foreign Joint Ventures.

Article20
Where any of the matters within the scope of authority of the shareholders’ meeting, it may be approved by all the shareholders in writing, without the need of convening a shareholders' meeting.   A decision in writing may be made with the signatures or seals of all the shareholders thereon, and be kept by the company.

Article21	A shareholders' meeting may be a scheduled meeting and an emergency meeting:

i.
The scheduled meeting shall be held 4 times in a year in second half of January, April, July and October, whereby the scheduled meeting of January shall be convened on January 29, and the date is recognized as the anniversary of the company.

ii.	The emergency meeting shall be convened on the following occasions:
a)	Any of the shareholders proposes for such a meeting;
b)	It is called by the board of directors;
c)	1/3 of the directors propose for such a meeting to be held;
d)	The audit committee proposes for such a meeting to be held.

Article22	The shareholders' meeting shall be prepared by the board of directors, and the notice shall be given to all the shareholders by the secretary of the board of directors.

Article23
The scheduled shareholders' meeting shall be presided over by each of the shareholders by rotation according to their percentage of shareholding.  The duty shareholder is unable to chair the meeting for any reason, that shareholder chair the next meeting.  Proxy of any absentee shareholder is not allowed to chair any meeting. (the persons mentioned in articles viii, ix, x of chapter 1 are exceptions )

The shareholder who proposes an emergency meeting to be held shall chair that emergency meeting. If there are 2 or more shareholders jointly propose such meeting to be held, such shareholders shall decide among themselves as to who shall chair the meeting.

The chairperson of the board of directors shall chair the meeting if the meeting was called by the board of directors.

The chairperson of the audit committee shall chair the meeting if the meeting was called by the audit committee.

Article24	Where the board of directors is unable to or doesn't perform the duty to convene and prepare for the shareholders' meeting, the shareholders may convene and prepare for it.

Article25
Where the shareholders' meeting is convened, a notice to all the shareholders shall be made 45 days prior to the meeting by the secretary of the board of directors, unless the urgency of the matter dictates otherwise. The emergency means the unexpected events which may have a great impact on the company.

Article26
The shareholders should attend the shareholders' meeting personally. If the shareholders are unable to be present for special reason, they may appoint their spouses, parents, issues or attorney to attend the meeting as their proxies and exercise the voting right in writing, or they may not entrust any person to attend the meeting with their votes in handwriting and signatures.

Article27
The proceedings of the shareholders' meeting shall be minuted which shall be signed by the shareholders attending the meeting and shall be kept record.   Voting shall be made by ballot.  The shareholders who are present shall vote by ballot bearing their signatures to agree, object, or abstain in writing.  Anyone who shall refuse to sign on the ballot paper or failed to attend the meeting and yet failed to express his decision in writing either personally or through his proxy shall be deemed to have abstained.

Article28
Where the shareholders' meeting requires the directors, the audit committee members or the senior management to attend the meeting, then they should be present at the meeting to answer any queries from the floor.

Article29	Shareholders shall cast their votes at the shareholders’' meeting according to their percentage of shareholding.

i.	General matters shall require approval of two-thirds of the votes held by shareholders;
ii.	The adoption of a resolution of reducing the tenure of operation or the dissolution of the company shall require approval of 90 percent of the votes held by shareholders;
iii.
An amendment to the articles of association shall require affirmative votes by 90 percent of the votes held by shareholders; an amendment to a certain term of the articles of association shall require affirmative votes by 100 percent of the votes held by the shareholders, and note this beside the term. (( Amendment of this term shall require affirmative votes by 100% of the voted held by shareholders)

Section 2  Board of directors

Article30	The company shall have a board of directors. The board of directors is accountable to the shareholders' meeting and shall have the following functions:

i.	Calling and preparing for a shareholders' meeting, and presenting reports thereto;
ii.	Implementing resolutions passed by the shareholders' meeting;
iii.	Determining the company's operating plans ( upto RMB2,000,000.00) and investment programs (unto RMB4,000,000.00);
iv.	Drafting annual financial budget plans and final accounting plans of the company and submitting the plans to the shareholders' meeting for deliberation and approval;
v.	Drafting the company's profit distribution plans and plans to cover company losses;
vi.	Drafting plans to issue company bonds and financial bonds, and submitting the plans to the shareholders' meeting for deliberation and approval;
vii.	Making decision on the matters concerning the company's loan from bank or any other financial institution;

viii.	Drafting plans for dissolution or liquidation of the company, and submitting the plans to the shareholders' meeting for deliberation and approval;
ix.	Approving the structure of the company's internal management, including the name, the function, the staff s' organization, and the procedure of work etc.;
x.	Appointing or removing the CEO, the heads of each department and the senior professional personnel and determining their remuneration;
xi.
Approving the the basic management manual of the company, including but not only the plans, the human resources, the salary, the finance, the working, the manufacture, the materials, the marketing, the quality, the import and export and logistics, and the culture of the enterprise etc.;

xii.	Supervising the CEO and the operation of each department; receiving briefings from the CEO and performing inspection;
xiii.	Appointing the chairman of the board, the directors and the manager of the subsidiaries;

Article31
The members of the board of directors shall be natural persons appointed by the shareholders' meeting, comprising 5 to 7 persons, and the number of the members shall be odd number. The chairman of the board deputy chairman of board and the directors may be appointed from shareholders or non-shareholders. The age limit for the directors is 60 years' old.

Article32
The tenure of office of the directors shall be 3 years, and may be re-elected, consecutively.  Current directors whose term expire or who have resigned before their terms expire shall continue to perform the duties until re-election of directors taking place, failing which they shall compensate the company for any losses suffered by the company as the result.

Article33
The board of directors shall have one chairman, deputy chairman, and 2 executive directors, the rest are non executive directors.  Executive directors can be candidates as the company legal representative.

Article 34	The company may appoint honorary chairperson, honorary directors, without the term limit, and such persons shall have no voting rights.

Article 35	The chairperson’s duties and functions:

i.	Chairing the meetings of the board of directors.
ii.
drafting the plan within the purview of the Board, programs, systems, documents, presented to the Board approval, signing, promulgation and implementation (see the specific scope of the "Board Rules of Procedure");

iii.	chairing the meeting of shareholders convened by the board of directors or any meeting jointly held by the Board and the shareholders ;
iv.	Calling for the board of directors’ meetings;
v.
proposing to the Board of Directors the appointment of CEO, heads of various departments, as well as other key personne; proposing to the Board of Directors appointment of directors and key management personnel to the subsidiary;.

vi.	supervising the CEO and performance of various departments;
vii.	signing and publishing document s of the Company and the Board;
viii.	signing letters of appointment and others;.
ix.
in emergency situation, in order to protect the company’s assets from damage permitting the CEO to specially handle the company’s assets and thereafter submitting a report thereof to the board of directors and the shareholders’ meeting;

x.	Co-signing and approving with the CEO on matters requiring special expenditure;
xi.	supervising the implantation of corporate culture;
xii.	Exercising other functions dictated by the shareholders’ meeting.

Article36	The deputy chairperson shall assist the chairperson in his work, and in the event that the chairman is unable to perform his duties, the deputy chairperson shall perform such duties.

Article37
The meeting of board shall be convened once a month, and in principle to be held on the fourth Saturday of each month.  A meeting of the board shall be convened if the chairperson so decides, or as one-third of the directors or audit committee or the CEO so proposes.

Article38
Board of directors shall hold scheduled meeting every month by 15-day prior written notice to the directors by the Secretary of the Board; Emergency meeting may be held by a 7-day prior notice to the directors in written. The Board may hold informal meetings to study, discuss and receive briefings without prior notice.

Article39
The meeting of the Board of Directors shall be convened and presided by the chairperson of the board; where the chairperson of the board cannot or fail to perform his such function, the meeting shall be chaired by the deputy chairperson; and where the deputy chairperson fails to do so, then a director elected by more than half the directors present shall chair such meeting.

Article40
The board of directors shall execute one-man-one-vote written voting system by open ballot. The decision shall be effective only if approved by over two-thirds of all directors. If any director is unable to attend the meeting due to any special reason, he may appoint other director in writing to express his opinion or decision, followed personally with by written decision thereafter.  In special circumstance where a director is absent due to death, injury, or deliberate attempt to delay or refuse to vote, and which has resulted in a split vote situation, then the chairperson of the meeting shall have a second vote.

Article 41	The directors may vote for, against or abstain from voting on any motion presented at the meeting.

Article 42	The proceedings of the meeting shall be minuted which shall be signed by the shareholders attending the meeting and shall be kept record..

Article 43	The board of directors may formulate the detailed procedures for the proceedings of the meeting.

Article44	A person in any of the following categories may not serve as a director:
1.	without civil capacity or with restricted civil capacity;
2.
has been penalized for the following crimes, and completion of the sentence being less than 5 years ago: embezzlement, bribery, conversion of property, misappropriation of property, sabotage of social economic order; or having been deprived of political rights as a result of a criminal conviction, and completion of such sentence is less than 5 years ago;

3.
having served as a director, the factory chief, or the general manager of a company or enterprise in liquidation as a result of mismanagement, and being personally responsible for such liquidation, and the date of such liquidation is less than 3 years ago;

4.
having served as the legal representative of a company or enterprise whose business license was revoked due to its violation of law, and being personally responsible for such revocation, and such revocation occurred less than 3 years ago;

5.	in default of personal debt of a significant amount.
6.	violated the one-child policy.

The company has the right to immediately terminate the directorship of such director found to have committed any of the above acts.

Article 45	The directors must fulfill with the following obligation:

1)
Comply with laws, rules, regulations and professional ethics, diligently and faithfully perform their duties, be loyal to the company to safeguard the highest interests of the company obligations; when their interests conflict with the interests of the company, must give priority to safeguard the interests of the company;

2)	To exercise their power within the scope of their duties and shall not exceed the terms of reference or intentionally fail to perform their duties or delay in performing their duties;
3)	Except with the approval of the shareholders’ meeting, shall not trade or enter into contracts with the Company;
4)	shall not use internal information for their own gain or gain of others;
5)
Unless prior disclosure to and approval of the shareholders’ meeting have been made, the directors shall not engage or help others to engage in any business or enterprise.  Disclosure must be made on the directors’ businesses prior to the appointment of his directorship.  Any losses suffered by the company as a result of non disclosure by the directors shall be borne by the directors concerned, while the company shall have the right to pursue legal remedies against the directors concerned;

6)	shall not abuse their position by accepting money or benefit from others;.
7)	shall not misuse properties of the company;
8)	shall not misappropriate the company’s funds for personal use or use of others;
9)	shall not use their position to canvas for business opportunity for themselves or others;

10)	shall turn over any commission paid by others for any transaction entered into by the company, failing which it shall be deemed as a misappropriation of the company’s asset or fund;
11)	shall not transfer the asset or fund of the company into their own name or into any other individual’s name,
12)	shall not pledge the company’s assets as security or guarantee for payment of the debts of themselves or others;
13)	Strictly keep company secrets confidential;
14)	provide fair and equitable treatment to all shareholders;
15)	diligently read the company's administrative report, business reports, financial reports, etc., and keep abreast of company management situation;
16)	the independent exercise of the powers of the directors, and shall not be manipulated by others; and unless permitted by laws and administrative regulations shall delegate the powers to others;
17)	diligently accept the supervision of the shareholders, other directors, audit committee and the employees of the company and listen to their recommendations;
18)	shall not act on behalf of the company or board of directors without due authorization under the articles of association or by the board of directors;
19)
in the event of resignation, the directors shall continue to perform the duties of the directors until the resignation of the directors are accepted by the board of directors, failing which the directors concerned shall be responsible for any losses suffered by the company as a result thereof;

20)	the company shall deduct from the directors’ remuneration and pay on behalf taxes payable by the directors according to the laws.

Article 46	Article 46 also applies to audit committee, CEO, executives, professional technical personnel and also the shareholders.
Section 3   Chief Executive Officer (CEO)

Article 47
The company shall employ a chief executive (the CEO), and shall entrust the CEO with powers in implementing the company’s business projects (business plans, investment programs), i.e. the CEO shall be the person responsible for the implementation of the daily operational matters vis-à-vis with the external parties and the internal management people.

Article 48	Upon the nomination or recommendation by the chairman, the CEO shall be employed or dismissed by the Board. Board members can serve as the CEO, the divisional heads or other senior positions.

Article 49	The tenure of the CEO shall be 5 years, and is renewable. The age limit for the CEO is 60 years old.

Article50	The duties and functions of the CEO are as follows:

(I)	In charge of all daily operations and management matters of the company, including
1.	organizing the departments of the company, implementing annual business plans, investment programs, and carrying out the directives of the board of directors;
2.	drafting the company’s annual business plan and investment proposal;
3.
personally or authorizing others represent the company in negotiation, public relations, advertising and other activities vis-à-vis the customers, government, intermediaries, etc., drafting of business projects and their pricing, duration, partner, conclusion and other contractual matters, and timely reporting the same to the Board;

4.	in charge of the company's production, sales, quality control and services;
5.	proposing to the Board mobilization of the assets of the Company;
6.	formulating and proposing to the Board on the company’s borrowing and the amount, term, interest rate and method;
(II)
preparing the name list of departmental heads and proposing the same to the Board for formal employment; the departmental heads and other executives shall be directly answerable to the CEO, and indirectly reporting to the chairman of the board;

(III)	personally or authorizing others employ or dismiss the middle level management personnel;
(IV)	proposing holding of an emergency meeting of board and drafting the agenda of the meeting;
(V)	convening the meeting of the departmental heads;
(VI)	together with the Chief Financial Officer jointly approving matters concerning finances;
(VII)	together with the head of financial control jointly approving matters concerning management of funds;
(VIII)	representing the company, and signing documents on behalf of the company, the CEO is also the company's legal representative;
(IX)	approving expenditure for the projects and within the limit authorized by the Board;
(X)	exercise or delegate such powers authorized by the Board;

(XI)
directly responsible for or delegate such responsibilities to the Chief Operations Officer for the daily administrative work; organizational strength, drafting, development of the company's development plans, programs and other important documents; develop basic management system of the company (including companies set up various departments and branches , duties, staffing, wages, etc.), and the corporate office details the specific regulations submitted to the Board for approval; the company's human resources (including incentives, training, recruitment, promotion, transfer, demotion, etc.); the company's external public relations liaison work; together with the Chief Financial Officer jointly approve the wages of workers, benefits programs; together with the chairman, the Chief Financial Officer jointly approve special items expenditure; appointment or dismissal of the middle level management and staff; approving, specific capital expenditures within authorized limits; helping the chairman in building up the company’s corporate culture; communicating with the workers congress, union and safeguarding the democratic workers’ rights and benefits.

Article 51	The CEO shall attend the board meetings, but with no voting rights, and shall submit his reports at the board meetings and report to the chairman if the board meeting is not in session.

Article 52
Upon the request of the board of directors or the audit committee, the CEO shall accurately report to the board of directors or the audit committee any contract the company has entered into, its performance, use of funds and profit and loss situation.

Article 53	The company shall formulate "The Work Manual of the CEO", and the same shall be implemented after its approval by the board of directors.

Article 54	The company shall enter into an employment contract with the CEO setting out the terms, remuneration and other terms and conditions for his employment.

Section 4  Audit Committee

Article 55	The company shall establish an Audit Committee to carry out the following functions:

(I)	carrying out auditing and inspecting the company's financial affairs;
(II)
supervising the works and performance of the Chairman, directors, the CEO and the senior management personnel, and enquiring if need to.  When these officers are in violation of the laws, regulations, the constitution of the company or resolutions of the shareholders’ meeting, or damage the interests of the company, the audit committee has the right to request for rectification and to propose to the shareholders’ meeting or the board of directors recommending dismissal;

(III)	proposing convening of emergency meeting of shareholders;
(IV)	convening a shareholders’ meeting, if the Board of Directors fails to convene, organize and call for a meeting;
(V)	proposing motion to the shareholders meeting, and the same shall be included in the agenda for the meeting;
(VI)
Upon written request of a shareholder, pursuing legal action against any board members, the CEO, the heads of various departments, the executive personnel who has cause damage or loss to the company due to his violation of the laws, regulations or the constitution of the company;

(VII)	attending board meetings with the right to speak in order to carry out its supervisory responsibilities;
(VIII)
engaging a law firm or accounting firm to investigate the affairs of the company (or performing the investigation itself), if it finds irregularity in the operation of the company, the costs thereof shall be borne by the company, and shall report the same to the shareholders’ meeting;

(IX)	exercising other powers as granted by the shareholders’ meeting.

Article 56
The audit committee shall comprise of shareholders (at least one) and employee representatives, of 5 to 13 members, and the number shall be odd number.  The number of representatives of the employees sitting in the audit committee shall not be less than 1/5, and shall be elected at the workers congress.

Article 57	The term of office of the members shall be 5 years, re-electable and renewable. The age limit shall be 75 years old.
Article 58
In the event of resignation, the auditors shall continue to perform their duties until re-election of new auditors, failing which the auditors concerned shall be responsible for any losses suffered by the company as a result thereof.

Article 59	the directors, the CEO, departmental heads and other senior management personnel or key managerial personnel may not serve as the auditors.
Article 60	The audit committee shall have a chairman, and may have one or two vice-chairmen, to be elected by the members of the audit committee by majority votes.
Article 61
The chairman shall convene and chair the audit committee meeting, and if the Chairman is unable to perform duties or fails to perform his duties, Vice-Chairman shall take over the chair.  If Vice-Chairman cannot perform his duties or does not discharge his duties, a member elected by 1/2 or more members of the audit committee shall convene the meeting.

Article 62
Generally the audit committee shall hold two regular meetings each year, one every six months.  An emergency meeting can be convened if 1/3 of the members of the audit committee shall requisition for one to be held, and the moderator shall give 15-day written notice to all members.

Article63	The quorum for a meeting of the audit committee shall be more than half of the members attending, and any resolution shall only be passed if approved by majority votes.
Article64
The audit committee shall execute one-man-one-vote written voting system by open ballot. In a tie situation, the chairperson of the meeting shall have a second vote.  If any director is unable to attend the meeting and fails to appoint other member in writing to vote on his behalf, he shall be deemed to have abstained from voting.

Article65	the employees of the company shall provide the relevant information to the audit committee, but shall not impede the functioning of the audit committee.
Article 66	The audit committee meeting shall be minuted and its resolutions permanently kept in files of the company.
Article 67	All cost for the performance of the audit committee’s functions shall be borne by the company.

Chapter8  The legal Pepresentative

Article 68	The company's legal representative shall be elected among the chairman, executive directors and the CEO at the shareholders’ meeting.
Article 69	Any documents signed by the legal representative on behalf of the company shall be binding on the company.

Chapter 9  The rights and obligation of the shareholders

Article 70	Rights of shareholders are as follows:

(I)	To vote in accordance with its equity ratio at the shareholders meeting,
(II)	To be elected to the Board of Directors, audit committee.
(III)	To access financial accounts according to the laws.
(IV)	To appoint proxy to participate in meetings of shareholders;
(V)	To have access to the constitution and audited accounts.
(VI)	To receive profits after tax according to equity ratio.
(VII)	pre emptive right to receive transfer of the equity from other shareholders.
(VIII)	To supervise the actions of the company and to provide suggestions and enquiries.
(IX)	To transfer shareholding in accordance with the constitution and the laws.
(X)	To receive distribution of the company’s assets according to the equity ratio after the dissolution of the company.
(XI)
pursuing legal action in accordance with the provisions of article 153of the Company Law against any board members, audit committee members, the heads of various departments or the people outside the company who has cause damage or loss to the company.

Article 71	Obligations of shareholders are as follows:.

(I)	complying with the laws and the articles of association;
(II)	paying in full subscribed capital;
(III)	shall not misappropriate the assets or fund of the company;
(IV)	bear the corporate liability according to the subscribed capital contributions ratio;
(V)	shall not withdraw their capital contributions;
(VI)	shall keep all information of the company confidential;
(VII)	to participate in the liquidation of the company at the instance of dissolution of the company;
(VIII)	to comply with Article 47 of the Constitution of the company.

Article 72
The Shareholders, especially the equity shareholders or controlling shareholders must comply with Article 20 of the Company Law that they shall not abuse the rights and corporate separate entity, and if violated, they must be held accountable.

Chapter 10  Investment and corporate bonds.

Article 73	The company may invest in other businesses, but shall establish partnership, an unlimited company or wholly owned enterprises.
Article 74	The company may issue bonds to raise funding in accordance with Chapter 7 of the Company Law

Chapter 11  Equity transfer

Article 75	To maintain the company's long-term stability of its shareholders, transfer of shareholding can only be carried out among shareholders.
Article 76	The shareholders shall have a preemptive right to purchase.
Article 77
Should a shareholder intends to sell his shares, he shall notify the other shareholders.  An agreement to purchase must be in writing, failing such agreement it shall be deemed to have rejected the offer to purchase.

Article78	After sale and transfer of the shares concerned, the old “investment certificate" shall be destroyed and a new be issued to the new shareholder.
Article 79	In the following circumstances, shareholders are entitled to request the company to purchase its shares at a reasonable price:
(A)	The company fails to declare profits distribution for 3 years consecutively, although the company has made consecutive profits for 3 years;
(B)	the occurrence of circumstance for dissolution of the company as prescribed in the articles of association, but the company is being kept in existence by amending the articles of association.

Article 80	The purchase price may be determined in consultation with the shareholders by the company, failing such agreement, a valuer may be appointed by the parties to determine the purchase price thereof.

Chapter 12   Financial accounting system, profit distribution and auditing

Article 81	The company shall establish its financial and accounting systems in accordance with the relevant national statues and regulations.
Article 82	The company shall prepare its financial and accounting reports at the end of each fiscal year, which shall be reviewed and verified in accordance with the law.
Article 83
The company shall submit its financial and accounting reports prepared in accordance with the generally accepted accounting principles within one month after the end of each fiscal year to the shareholders.

Article 84
In distribution of its current year after-tax profit, the company shall allocate 10 percent to its statutory reserve fund. Allocation to the company’s statutory reserve fund may be waived once the cumulative amount of funds therein exceeds 50 percent of the company’s registered capital.

Article 85
Where the statutory reserve fund is not sufficient to cover the company’s loss from the previous year, the current year profit shall be used to cover such loss before allocation is made to the statutory reserve fund.

Article 86
After the company has made allocation to the statutory reserve fund, allocation may be made to the discretionary reserve fund. Detailed implementing measures shall be formulated by the board of directors to be approved at the shareholders' meeting.

Article 87
After provisions have been made to cover its previous year’s losses and to the statutory reserve fund, the remainder of the profit shall be distributed to the shareholders in proportion to the equity interest.

Article 88	The company shall engage an accounting firm to audit the financial affairs of the company at the shareholders’ meeting.
Article89
The company shall provide the certified public accountants with truthful and complete accounting vouchers, account books, financial and accounting reports and other accounting documents, and shall not refuse to provide, conceal information or misreport.

Article 90	The company may not establish any separate accounting book besides the accounting book prescribed by law.

Chapter 13   Merger, setting up branches and the increase or decrease of the its registered capital

Article 91	The company shall merge with other enterprises. It may increase its capital, but not decrease its capital.

Chapter 14  Labour and employment policy, the conference of the representatives of the staff and workers and the Labour Union

Article 92
The company shall adopt employment and labour policies as prescribed by the country or local governments within the scope of the relevant provisions.  It may adopt the experience of other developed countries in attracting talents.

Article 93	The company shall allow setting up of workers’ congress, trade unions and other organizations to protect employees’ rights. The company will pay for operating expenses.
Article 94	The company shall draw up regulations on wages, welfare, labor safety, insurance, dismissal and other matters related to employees,and shall seek the opinion of the trade unions.

Chapter15  Dissolution and Liquidation of company

Article 95	The company may be dissolved in any of the following circumstances:

(1)	The shareholders’ meeting has adopted a resolution for dissolution (amendment of the term shall be approved by 100% of the shareholders with voting right).
(2)	The company’s business license is revoked and its operation is ordered to be closed.
(3)	If the company is to be dissolved pursuant in Article 183 of the Company Laws by the People’ Court.

Article 96
Where the company counters severe difficulties in the management of the company, and the continuation of the same would cause heavy losses, and it cannot be solved by any other means, then the shareholders having more than 10% voting rights may petition the court for dissolution of the company.

Article 97	Once the company is dissolved, the shareholders shall form a liquidation committee within 15 days from the date of dissolution.
Article 98	The liquidation committee shall exercise the following functions in the course of liquidation:
(a)	identifying the company’s assets, and preparing the balance sheet and schedule of assets respectively;
(b)	notifying creditors through notice or public announcement;
(c)	handing the company’s ongoing business which are related to liquidation;
(d)	making full payment of taxes owed or and the process of liquidation,
(e)	identifying the company’s creditor’s rights and debtor’s liabilities;
(f)	disposing off the remaining assets after full payment of company debts;
(g)	participating in civil actions on the behalf of the company;

Article 99
The liquidation committee shall notify creditors within 10 days of its establishment, and shall make a public announcement in a newspaper within 60 days. Creditors shall file their creditor’s rights with the liquidating committee of within 30 days of receiving the notice, and within 45days of publication of the first notice if such creditors did not receive the notice. and provide supporting materials. The liquidation committee shall record such creditor's rights. During the reporting creditor, the liquidation group may not pay off creditors.

Article 100
After identifying the company’s assets and preparing the balance sheet and schedule of assets, the liquidating committee shall prepare a liquidating plan, which shall be submitted to the shareholders’ committee or the relevant authority for ratification.

Article 101
After payment of liquidation expense, wages and expense for labor insurance of the workers ,the statutory reserve fund and company debts, the remaining assets shall be distributed to the shareholder in proportion to their equity interest, otherwise shall not distribute it.

Article 102	In the course of liquidation, the company may continue to operate , but may not conduct the business activities not relevant to its operation.
Article 103
After identification of company assets and preparation of the balance sheets and schedule of assets, the liquidating committee discovers that the company does not have sufficient assets to fully repay company debts, the liquidating committee shall immediately file a bankruptcy application with the Court and shall transfer the liquidating affairs to People’s Court.

Article 104
Upon completion of a company’s liquidation, the liquidating committee shall prepare a liquidating report, which shall be submitted to the shareholders’ committee or the relevant authority for ratification, and upon ratification, the liquidating committee shall submit such report to the company registration authority to apply for company de-registration, and make a public announcement of the company’s termination.

Article 105	A committee member who causes loss to the company or its creditors due to his intentional misconduct or gross negligence shall be liable for damages.

Chapter 16   The amendment of the articles of association of the company

Article 106	In any of the following circumstances, the shareholders may seek to amend the articles of association:
(1)	if the same is in contradiction with the Company Law or other laws and regulations;
(2)	the company’s operating environment and conditions have substantially changed, and the existing provisions of the articles of association impede the development of the company.
(amendment of the term shall be approved by 100% of the shareholders with voting right.)

Chapter 17 Supplementary Provisions

Article 107	Any guidelines, regulations or directives formulated by the Board, the CEO or the heads of various departments shall not contradict the provisions of this Constitution.
Article108	References in this Constitution on "above", "more than", "off" and "beyond", "full" are included in this number." Within" and "below", "dissatisfaction" does not include the number.
Article 109	If there exists ambiguity in this Constitution, the provisions of the Company Law shall be followed.

Article 110	These articles of association shall be interpreted accordingly by the shareholders' meeting.
Article 111	These articles of association shall be signed by all the shareholders and shall take effect upon full agreement of the shareholders thereto.

Shareholder’s Signature:.

Jiang Men City Heng Sheng Tai Agriculture Development Co. Limited	(signed)

Date: September 22, 2007

Macau EIJI Company limited	(signed)

Date: September 22, 2007